Exhibit 99(b)



                       FORM 11-K


          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


(Mark One)

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]


For the year ended       December 31, 1993
                   -------------------------------------

                          OR

[ ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


For the transition period from             to
                               -----------    ----------

Commission file number       33-50283
                       ---------------------------------





            LONG-TERM STOCK SAVINGS PLAN OF
              PHILLIPS PETROLEUM COMPANY
               (Full title of the Plan)





              PHILLIPS PETROLEUM COMPANY
            (Name of issuer of securities)





        Bartlesville, Oklahoma                  74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY


                                   /s/  D. R. Divelbiss
                                 -----------------------------
                                        D. R. Divelbiss
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 22, 1994

- - - -----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................   3


Financial Statements

  Statements of Net Assets Available for Benefits at December 31, 1993 and 1992

      Total Plan ...........................................   4
      Fund EP ..............................................   6
      Fund K ...............................................   8
      Fund L ...............................................  10
      Temporary Fund .......................................  12


  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 1993,
    1992 and 1991

      Total Plan ...........................................   5
      Fund EP ..............................................   7
      Fund K ...............................................   9
      Fund L ...............................................  11
      Temporary Fund .......................................  13


  Notes to Financial Statements ............................  14


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1993 ......................................  18

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1993 ......................................  19

- - - ------------------------------------------------------------------
Report Of Independent Auditors



The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company


We have audited the financial statements of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) listed in the accompanying index to financial statements and schedules. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements listed in the accompanying index to financial statements and schedules present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1993 and 1992, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1993, and reportable transactions for the year ended December 31, 1993, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1993 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1993 basic financial statements taken as a whole.

                                    /s/ ERNST & YOUNG
                                        -------------
                                        ERNST & YOUNG
Tulsa, Oklahoma
June 22, 1994

- - - -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                            Thousands of Dollars
                                           ----------------------
At December 31                                 1993          1992
                                           ----------------------

Assets
Investments
  Common stock                             $984,885       872,703
  Commingled fund                             7,073        10,123
- - - -----------------------------------------------------------------
                                            991,958       882,826
Company Contributions Receivable
  Before-tax deposits                            79            38
Interest Receivable                              27            33
- - - -----------------------------------------------------------------
Total Assets                                992,064       882,897
- - - -----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                527,850       554,050
Interest Payable                              1,553         1,765
Stock Distributions Payable                      26             -
Securities Purchased                            148           220
Administrative Expenses Payable                 100           100
- - - -----------------------------------------------------------------
Total Liabilities                           529,677       556,135
- - - -----------------------------------------------------------------

Net Assets Available for Benefits          $462,387       326,762
=================================================================
See Notes to Financial Statements.

- - - -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1993         1992         1991
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $  6,605       13,216       23,990
  Dividend replacement                  -            -        1,427
  Basic allocation requirements       286          188            -
  Before-tax deposits               6,449        6,501        6,678
- - - -------------------------------------------------------------------
                                   13,340       19,905       32,095
- - - -------------------------------------------------------------------
Investment Income (Loss)
  Dividends                        38,514       39,445       39,849
  Interest                            321          363          358
  Net appreciation
    (depreciation)                134,935       40,582      (75,771)
- - - -------------------------------------------------------------------
                                  173,770       80,390      (35,564)
- - - -------------------------------------------------------------------
Other                                   -           20            -
- - - -------------------------------------------------------------------
Total Additions (Deductions)      187,110      100,315       (3,469)
- - - -------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries
    Common stock                   31,869       32,598        7,322
    Cash                               20           29            3
- - - -------------------------------------------------------------------
                                   31,889       32,627        7,325
Interest Expense                   19,496       24,015       37,037
Administrative Expense                100          100          198
- - - -------------------------------------------------------------------
Total Deductions                   51,485       56,742       44,560
- - - -------------------------------------------------------------------

Net Increase (Decrease)           135,625       43,573      (48,029)

Net Assets Available for
  Benefits
Beginning of Year                 326,762      283,189      331,218
- - - -------------------------------------------------------------------

End of Year                      $462,387      326,762      283,189
===================================================================
See Notes to Financial Statements.

- - - -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1993          1992
                                         ------------------------

Assets
Investments
  Common stock                             $170,772       155,462
  Commingled fund                                10             7
- - - -----------------------------------------------------------------
                                            170,782       155,469
Interest Receivable                               1             1
- - - -----------------------------------------------------------------
Total Assets                                170,783       155,470
- - - -----------------------------------------------------------------

Liabilities
Stock Distributions Payable                      18             -
Administrative Expenses Payable                 100           100
- - - -----------------------------------------------------------------
Total Liabilities                               118           100
- - - -----------------------------------------------------------------

Net Assets Available for Benefits          $170,665       155,370
=================================================================


Number of Units                          33,285,802    34,947,937
Unit Value                                  $5.1272        4.4458
- - - -----------------------------------------------------------------
See Notes to Financial Statements.

- - - -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                            FUND EP


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1993         1992         1991
                                 ----------------------------------

Additions
Investment Income (Loss)
  Dividends                      $  6,734        7,185        7,359
  Interest                              2            4           17
  Net appreciation
    (depreciation)                 24,082        7,800      (14,013)
- - - -------------------------------------------------------------------
                                   30,818       14,989       (6,637)
Other                                   -           20            -
- - - -------------------------------------------------------------------
Total Additions (Deductions)       30,818       15,009       (6,637)
- - - -------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries
    Common stock                   15,407       19,100        4,813
    Cash                               16           14            6
- - - -------------------------------------------------------------------
                                   15,423       19,114        4,819
Administrative Expense                100          100          198
- - - -------------------------------------------------------------------
Total Deductions                   15,523       19,214        5,017
- - - -------------------------------------------------------------------

Net Increase (Decrease)            15,295       (4,205)     (11,654)

Net Assets Available for
  Benefits
Beginning of Year                 155,370      159,575      171,229
- - - -------------------------------------------------------------------

End of Year                      $170,665      155,370      159,575
===================================================================
See Notes to Financial Statements.

- - - -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
At December 31                                1993           1992
                                         ------------------------

Assets
Investments
  Common stock                             $31,758         23,274
  Commingled fund                              503            264
- - - -----------------------------------------------------------------
                                            32,261         23,538
Due from Temporary Fund                        602            601
Interest Receivable                              1              1
- - - -----------------------------------------------------------------
Total Assets                                32,864         24,140
- - - -----------------------------------------------------------------

Liabilities
Securities Purchased                           148            220
Stock Distributions Payable                      1              -
- - - -----------------------------------------------------------------
Total Liabilities                              149            220
- - - -----------------------------------------------------------------

Net Assets Available for Benefits          $32,715         23,920
=================================================================


Number of Units                         26,428,925     22,213,066
Unit Value                                 $1.2379         1.0768
- - - -----------------------------------------------------------------
See Notes to Financial Statements.

- - - -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND K


                                        Thousands of Dollars
                                  ---------------------------------
Years Ended December 31              1993         1992         1991
                                  ---------------------------------

Additions
Allocation of Deposits and
  Earnings from Temporary
  Fund                            $ 6,463        6,518        6,704
- - - -------------------------------------------------------------------
Investment Income (Loss)
  Dividends                         1,134          904          613
  Interest                             12           13           22
  Net appreciation
    (depreciation)                  3,463          830       (1,436)
- - - -------------------------------------------------------------------
                                    4,609        1,747         (801)
- - - -------------------------------------------------------------------
Total Additions                    11,072        8,265        5,903
- - - -------------------------------------------------------------------

Deductions
Distributions to (refunds from)
  Participants or Their
  Beneficiaries
    Common stock                    2,278        1,883          355
    Cash                               (1)           -           (1)
- - - -------------------------------------------------------------------
Total Deductions                    2,277        1,883          354
- - - -------------------------------------------------------------------

Net Increase                        8,795        6,382        5,549

Net Assets Available for
  Benefits
Beginning of Year                  23,920       17,538       11,989
- - - -------------------------------------------------------------------

End of Year                       $32,715       23,920       17,538
===================================================================
See Notes to Financial Statements.

- - - -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1993          1992
                                         ------------------------

Assets
Investments
  Common stock                             $782,355       693,967
  Commingled fund                             6,038         9,290
- - - -----------------------------------------------------------------
                                            788,393       703,257
Interest Receivable                              24            30
- - - -----------------------------------------------------------------
Total Assets*                               788,417       703,287
- - - -----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                527,850       554,050
Interest Payable                              1,553         1,765
Stock Distributions Payable                       7             -
- - - -----------------------------------------------------------------
Total Liabilities                           529,410       555,815
- - - -----------------------------------------------------------------

Net Assets Available for Benefits          $259,007       147,472
=================================================================


Number of Units                         120,191,086    99,543,753
Unit Value**                                $1.6583        1.4368
- - - -----------------------------------------------------------------
See Notes to Financial Statements.

 *The amount of total assets that was not allocated to participants at December 31, 1993 and 1992 was $589,098 thousand and $560,265 thousand, respectively.
**Unit value calculated on assets allocated to participants only.

- - - -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND L


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1993         1992         1991
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $  6,605       13,216       23,990
  Dividend replacement                  -            -        1,427
  Basic allocation requirements       286          188            -
- - - -------------------------------------------------------------------
                                    6,891       13,404       25,417
- - - -------------------------------------------------------------------
Investment Income (Loss)
  Dividends                        30,646       31,356       31,877
  Interest                            293          329          293
  Net appreciation
    (depreciation)                107,390       31,952      (60,322)
- - - -------------------------------------------------------------------
                                  138,329       63,637      (28,152)
- - - -------------------------------------------------------------------
Total Additions (Deductions)      145,220       77,041       (2,735)
- - - -------------------------------------------------------------------

Deductions
Distributions to (refunds from)
  Participants or Their
  Beneficiaries
    Common stock                   14,184       11,615        2,154
    Cash                                5           15           (2)
- - - -------------------------------------------------------------------
                                   14,189       11,630        2,152
Interest Expense                   19,496       24,015       37,037
- - - -------------------------------------------------------------------
Total Deductions                   33,685       35,645       39,189
- - - -------------------------------------------------------------------

Net Increase (Decrease)           111,535       41,396      (41,924)

Net Assets Available for
  Benefits
Beginning of Year                 147,472      106,076      148,000
- - - -------------------------------------------------------------------

End of Year                      $259,007      147,472      106,076
===================================================================
See Notes to Financial Statements.

- - - -----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                             Thousands of Dollars
                                             --------------------
At December 31                               1993            1992
                                             --------------------

Assets
Investments
  Commingled fund                            $522             562
Company Contributions Receivable
  Before-tax deposits                          79              38
Interest Receivable                             1               1
- - - -----------------------------------------------------------------
Total Assets                                  602             601

Liabilities
Due to Fund K                                 602             601
- - - -----------------------------------------------------------------

Net Assets Available for Benefits            $  -               -
=================================================================
See Notes to Financial Statements.

- - - -------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                     TEMPORARY FUND


                                         Thousands of Dollars
                                   --------------------------------
Years Ended December 31              1993         1992         1991
                                   --------------------------------

Additions
Company Contributions
  Before-tax deposits              $6,449        6,501        6,678
Investment Income
  Interest                             14           17           26
- - - -------------------------------------------------------------------
Total Additions                     6,463        6,518        6,704
- - - -------------------------------------------------------------------

Deductions
Allocation of Deposits and
  Earnings to Fund K                6,463        6,518        6,704
- - - -------------------------------------------------------------------

Net Increase                            -            -            -

Net Assets Available for
  Benefits
Beginning of Year                       -            -            -
- - - -------------------------------------------------------------------

End of Year                        $    -            -            -
===================================================================
See Notes to Financial Statements.

- - - -----------------------------------------------------------------
Notes To Financial Statements        Long-Term Stock Savings Plan
                                    Of Phillips Petroleum Company


Note 1--Plan Description

The following description of the Plan is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any regular employee on the direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees.

The Company has a trust agreement with Bankers Trust Company, 280 Park Avenue, New York, New York 10017 (Trustee). Plan investments are held by the Trustee in the Temporary Fund, Fund K, Fund L and Fund EP. Temporary Fund investments consist of specified short-term securities. Funds K, L and EP are invested primarily in common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock purchased with the proceeds of the loans described in Note 2 and Note 5 or with Company contributions. The Phillips Stock will be allocated to Fund L accounts of eligible participants. The Plan provides for three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation will be made as of June 30 and December 31 of each year. Prior to 1999, 716,846 shares of stock will be divided among or "allocated to" the Fund L accounts of eligible participants as of each June 30 and December 31. After 1998 and through the later of 2003 or the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually will be 477,876. A participant's semiannual basic allocation is based on the ratio of the participant's Fund K before-tax deposits to all eligible participants' before-tax deposits for the allocation period (both net of Fund K withdrawals during the period). If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. In 1993, the Plan used $11.8 million in dividends from participants' Fund L and Fund EP accounts and allocated 400,290 shares valued at $29.38 per share in dividend replacement allocations. In 1992, the Plan used $10.8 million in dividends from participants' Fund L and Fund EP accounts and allocated 434,518 shares valued at $24.75 per share in dividend replacement allocations. A supplemental allocation will be made each year-end if all shares released for allocation, based on loan payment provisions, have not been allocated.

The Company makes contributions to the Plan which, when aggregated with the Plan's dividends from Funds L and EP and interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make dividend replacement contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or allocated shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to one percent of pay. These deposits are held in the Temporary Fund up to 45 days, and then, with the earnings thereon, are transferred into the employee's Fund K account. The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP and credited to eligible participants' accounts.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or separation from service. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases. For a participant who retires or becomes totally disabled, distribution will be deferred to a date not later than February of the year after the year age 70 1/2 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the second valuation date prior to the date on which the participant would have attained age 70 1/2. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years.

Since January 1, 1993, a participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company. Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan will be paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. In 1993 and 1992, the Trustee made cash payments of $100,000 for administrative expense to Phillips from Fund EP. Plan administrative expenses of approximately $437,000 and $406,000 were paid by Phillips to the Trustee in 1993 and 1992, respectively.


Note 2--Securities Acquisition Loans

The Plan borrowed $250 million and $400 million (Loans) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips Petroleum Company (Phillips), respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 1993 and 1992, the market value of unallocated shares was $583 million and $551 million, respectively.

The Loans are guaranteed by Phillips. They are being repaid through contributions made by the Company, dividends on unallocated and certain allocated shares and earnings on the short-term investment of contributions and dividends. The notes payable under the $250 million loan had scheduled maturities through 1998. (See Note 5 for information regarding the refinancing of these notes.) Annual installments of $25 million and $24 million were paid on the notes in 1993 and 1992, respectively.

The $400 million loan is a fifteen-year-term bank loan. Any participating bank in the syndicate of lenders may cease to participate on November 30, 1997, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board, and upon not less than 90 days' notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice. Repayment of the loan is scheduled to begin in 1999 with a $30 million installment, increasing each year through the date of maturity. Early payments of $900 thousand and $2 million were made on the loan in 1993 and 1992, respectively.

The Loans provide for variable interest rates. At December 31, 1993 and 1992, the rates were 2.91% and 3.25%, respectively, for the $250 million loan. The rates for the $400 million loan at December 31, 1993 and 1992, were 3.63% and 4.31%, respectively.


Note 3--Investments

Phillips Stock is valued at the closing quoted market price. For commingled funds, cost and market value are the same.

Note 4--Taxes

The Internal Revenue Service has determined that the Plan, as amended through November 9, 1990, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Subsequent Event

During April 1994, the Plan signed a $131 million term loan agreement to refinance the outstanding notes payable issued in 1988, which were redeemed on May 16, 1994. The new term loan will be repaid in annual installments of $17.4 million, $25.6 million, $27.5 million, $29.4 million and $31.1 million in the years 1994 through 1998. The Company continues to guarantee the payment of Plan debt.

- - - ------------------------------------------------------------------------------
Schedule of Assets Held for                       Long-Term Stock Savings Plan
Investment Purposes                              Of Phillips Petroleum Company
Item 27a                                              EIN 73-0400345, Plan 022



At December 31, 1993


                        Description of investment         Thousands of Dollars
Identity of issue,      including maturity date, rate of  --------------------
borrower, lessor, or    interest, collateral, par or      Historical   Current
similar party           maturity value                       Cost       Value
- - - ----------------------  --------------------------------  ----------   -------

Phillips Petroleum      33,961,553 shares of common
  Company*              stock, $1.25 par value              $704,625   984,885

Bankers Trust Company*  7,072,963 units of participation
                        in General Employee Benefit
                        Trust, BT Pyramid Government
                        Securities Cash Fund                   7,073     7,073
                                                            --------   -------

                                                            $711,698   991,958
                                                            ========   =======


*Party-in-interest

- - - ------------------------------------------------------------------------------
Schedule of Reportable Transactions            Long-Term Stock Savings Plan of
Item 27d                                            Phillips Petroleum Company
                                                      EIN 73-0400345, Plan 022



Year Ended December 31, 1993


                                                    Thousands of Dollars
                       Total       Total       -------------------------------
                       number of   number of                      Gain or
Identity of party      purchases   sales                   Value  (loss) as
involved and           during the  during the  Value of    of     a result of
description of asset   plan year   plan year   purchases*  sales* transactions
- - - ---------------------  ----------  ----------  ----------  ------ ------------

Bankers Trust Company
  General Employee
  Benefit Trust, BT
  Pyramid Government
  Securities Cash
  Fund                    215         279        $59,274   62,323       -


*This is also the current value at time of transaction.

                                                        Exhibit 1





                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 22, 1994, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1993.





                                    /s/ ERNST & YOUNG
                                        -------------
                                        ERNST & YOUNG
Tulsa, Oklahoma
June 22, 1994